As Filed with the Securities and Exchange Commission on October 8, 2004 UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 4, 2004

BWAY CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	001-12415	36-3624491
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8607 Roberts Drive, Suite 250 Atlanta, Georgia	30350-2237
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number	(770) 645-4800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Amendment of a Material Definitive Agreement.

On October 4, 2004, BWAY Corporation’s (“BWAY”) Board of Directors (the “Board”) approved the freezing of the North America Packaging Corporation (“NAMPAC”) defined benefit pension plan effective October 31, 2004. The plan covers certain hourly and salaried employees and, prior to the freeze, benefits were based on years of service and the employee’s compensation during the five years preceding retirement. There are approximately 164 active salaried participants and approximately 302 active hourly participants. In addition to the active participants, there are approximately 49 participants receiving benefits and approximately 339 terminated vested participants.

Effective with the freeze, each active salaried participant’s pension benefit will be determined based on the participant’s compensation and period of employment as of October 31, 2004 and compensation and employment after October 31, 2004 will not be taken into account. The plan was previously frozen on December 31, 1998 for hourly participants.

One of our directors, Mr. McVicker, and the president and chief operating officer of our NAMPAC packaging division, Mr. Linton, are participants in the plan.

Section 2 – Financial Information

Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 4, 2004, the Board approved a plan to close certain plastics manufacturing facilities that became redundant as a result of our acquisition of NAMPAC on July 7, 2004. We have ceased operations at one of the facilities, and we expect the remaining facility closures to occur in our first and second quarters of fiscal 2005. Approximately 83 hourly and approximately 18 salaried employees will be affected by the facility closures. The consolidation of existing business into our NAMPAC facilities will result in lower overall manufacturing costs.

We expect to incur restructuring charges of approximately $0.4 million related to severance benefits and $3.3 million related to facility shutdown and holding costs, which include approximately $1.8 million related to long-term lease obligations, net of estimated sublease proceeds, on the closed facilities.

We expect to record additional depreciation expense in the first half of fiscal 2005 of approximately $2.6 million related to the shortened expected useful lives of certain assets, primarily leasehold improvements and infrastructure located at the facilities to be closed. We estimate that approximately $2.7 million in manufacturing assets will be reclassified from property, plant and equipment to assets held for sale and approximately $3.1 million will be relocated to various NAMPAC facilities. We expect to expend approximately $2.6 million in capital in fiscal 2005 related to the relocated assets.

The total estimated cost of the plan is approximately $9.1 million. We estimate approximately $3.9 million of that amount will consist of non-capital cash expenditures, approximately $2.6 million of capital cash expenditures and approximately $2.6 million of non-cash charges. Of the $6.5 million in cash expenditures, we expect to expend approximately $4.4 million in fiscal 2005 and approximately $2.1 million over the period of fiscal 2006 through fiscal 2008.

We have not entered into agreements related to the sale of the manufacturing assets to be reclassified to assets held for sale, and, if those assets are sold, certain assumptions used to determine the total estimated plan costs would change.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) Election of Director

On October 4, 2004 by unanimous written consent, the Board appointed Lawrence McVicker to the Board. Mr. McVicker is not expected to serve on any committees of the Board.

Mr. McVicker is a principal of MVOC LLC, a Delaware limited liability company, from which BWAY on July 7, 2004 purchased all of the issued and outstanding shares of common stock of NAMPAC for an aggregate purchase price of approximately $211.8 million pursuant to a stock purchase agreement dated May 28, 2004. The purchase price was determined by the Board using a multiple of NAMPAC’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) and in consideration of comparable transactions and under the advice of external, independent advisors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BWAY CORPORATION

By:	/s/ Kevin C. Kern
Name:	Kevin C. Kern
Title:	Vice President of Administration and Chief Financial Officer

Date: October 8, 2004